Exhibit 10.29

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of September 28, 2005, by and between COMDIAL CORPORATION, a Delaware corporation with a place of business at 106 Cattleman Road, Sarasota, Florida 34222 (“Creditor”), and SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 2221 Washington Street, Suite 200, Newton, Massachusetts 02462, doing business under the name “Silicon Valley East” (“Bank”).

Recitals

A.	ARTISOFT, INC., a Delaware corporation, and VERTICAL COMMUNICATIONS ACQUISITION CORP., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”) have requested and/or obtained certain loans or other credit accommodations from Bank to Borrower which are or may be from time to time secured by assets and property of Borrower.

B.	Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.	In order to induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank; and (ii) all of Creditor’s security interests, if any, to all of Bank’s security interests in the Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral (the “Collateral”), as defined in a certain Loan and Security Agreement between Borrower and Bank dated as of September 28, 2005, as may be amended from time to time (the “Loan Agreement”), shall at all times be senior to the security interest of Creditor.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (collectively, the “Senior Debt”), provided that the principal amount of such indebtedness shall be limited to $9,000,000.00 plus principal amounts in connection with any existing cash secured credit extensions (including letters of credit and cash management services) in an amount not to exceed $500,000.00.

3. Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as both (i) the Senior Debt is fully paid in cash, (ii) Bank has no commitment or obligation to lend any further funds to Borrower, and (iii) any outstanding letters of credit issued or caused to be issued by Bank on behalf of Borrower have been cash collateralized in an amount equal to 105% of the face amount of all such letters of credit plus all interest, fees and cost due or to become due in connection therewith. The foregoing notwithstanding, Creditor shall be entitled to receive its regularly scheduled payment of principal and interest on September 28, 2006 pursuant to the terms of the Secured Subordinated Promissory Note dated as of September 28, 2005 made by Artisoft, Inc. payable to the Creditor in the original principal amount of $2,500,000 that constitutes Subordinated Debt, provided that a Default, as defined in the Loan Agreement, has not occurred and is not continuing and has not been cured and would not exist immediately after such payment. Notwithstanding the foregoing, in the event an Event of Default occurs and is continuing under the Subordinated Debt (a “SubDebt Default”), Creditor may, after the expiration of any applicable grace or cure period and subject to the terms of this Agreement, commence the enforcement of its rights in connection with the Subordinated Debt commencing 120 days following the date of receipt by Bank of written notice from Creditor of the SubDebt Default (a “SubDebt Enforcement Notice”); unless prior to the expiration of such 120-day period, Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or the collateral for the Senior Debt, or a case or proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such 120-day period shall be extended until the payment in cash or other property or securities in the full amount of the Senior Debt. Any SubDebt Enforcement Notice delivered hereunder shall include a specific reference to this section, a reference to the specific SubDebt Default (which SubDebt Default can not be declared as a result of any cross-default under the Loan Agreement until on or after May 28, 2006 nor can such SubDebt Default be declared based upon a cross-default under the Loan Agreement in connection with an Event of Default thereunder which has not been declared by Bank or has been waived or cured) and indicate what enforcement actions are contemplated by the Creditor. Borrower hereby expressly acknowledges and agrees that the delivery of such a SubDebt Enforcement Notice by Creditor to Bank shall be an immediate Event of Default under the Loan Agreement, for which there shall be no grace or cure period. Nothing in the foregoing paragraph shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower.

4. Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. If Creditor sends Borrower a notice of default under the Subordinated Debt, Creditor shall use best efforts to promptly deliver a copy of the notice of default to Bank, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Creditor’s rights in respect of the Subordinated Debt. If Bank sends the Borrower a notice of default under the Senior Debt, Bank shall use best efforts to promptly deliver a copy of the notice of default to Creditor, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Bank’s rights in respect of the Senior Debt.

6. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

7. Until the Senior Debt is fully paid in cash and Bank’s obligation to lend any funds to Borrower has been terminated, Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(ii) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

However in no event, shall Creditor be deemed to consent to any acts taken by Bank which may be in violation of the terms of the Subordinated Secured Promissory Note or Loan Agreement.

8. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. By the execution of this Agreement, Creditor hereby authorizes Bank to amend any financing statements filed by Creditor against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Silicon Valley Bank, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Silicon Valley Bank in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Silicon Valley Bank.”

9. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

10. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder.

11. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank. This Agreement shall remain effective until terminated in writing by Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement; provided, however, that if for any reason Bank cannot avail itself of the Courts of The Commonwealth of Massachusetts, Creditor accepts jurisdiction of the Courts and venue in Santa Clara County, California. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

14. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Bank.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”	“Bank”

COMDIAL CORPORATION	SILICON VALLEY BANK, d/b/a SILICON VALLEY EAST

By:	By:

Title:	Title:

The undersigned approves of the terms of this Agreement.

“Borrower”

ARTISOFT, INC.

By:

Title:

VERTICAL COMMUNICATIONS ACQUISITION CORP.

By:

Title: